As filed with the Securities and Exchange Commission on March 25, 2010

Registration No. 333-97461

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SIELOX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	04-3551937
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

170 East Ninth Avenue

Runnemede, New Jersey 08078

(856) 861-4579

(Address of Principal Executive Offices, including Zip Code)

Melvyn Brunt

Chief Financial Officer

Sielox, Inc.

170 East Ninth Avenue

Runnemede, New Jersey 08078

(856) 861-4579

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Louis Goldberg, Esq.

Stephen E. Fox, Esq.

Herrick, Feinstein LLP

2 Park Avenue

New York, New York 10016

(212) 592-1400

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-3 (Registration No. 333-97461), filed by Fairmarket, Inc. (“Fairmarket”), on July 31, 2002 (the “Registration Statement”) registering 9,757,029 shares of the Common Stock, par value $.001 per share, of Fairmarket in connection with the offer and sale of such shares by the selling stockholders identified in the prospectus forming a part of the Registration Statement. In September 2003, Fairmarket changed its name to Dynabazaar, Inc. (“Dynabazaar”). Effective July 31, 2007, pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of February 26, 2007, as amended, by and among Dynabazaar, L Q Corporation, Inc. (“L Q Corporation”) and LQ Merger Corp. (“LMC”), LMC was merged with and into L Q Corporation, with L Q Corporation continuing as the surviving corporation and a wholly-owned subsidiary of Dynabazaar. Immediately following the merger, Dynabazaar changed its name to Sielox, Inc. (the “Registrant”).

The Registrant intends to file a Form 15 to terminate the registration of its securities under the Securities Exchange Act of 1934, as amended. In accordance with the undertaking contained in the Registration Statement pursuant to Item 512 of Regulation S-K, by means of this Post-Effective Amendment, the Registrant is deregistering all securities registered under the Registration Statement which remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Runnemede, State of New Jersey, on this 25th day of March, 2010.

SIELOX, INC.

By:	/s/ Melvyn Brunt
Name:	Melvyn Brunt
Title:	Chief Financial Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rory J. Cowan	Chairman of the Board of Directors	March 25, 2010
Rory J. Cowan

/s/ James Pritchett	President, Chief Executive Officer and	March 25, 2010
James Pritchett	Director (Principal Executive Officer)

/s/ Melvyn Brunt	Chief Financial Officer and Secretary	March 25, 2010
Melvyn Brunt	(Principal Financial and Accounting Officer)

/s/ Dianne McKeever	Director	March 25, 2010
Dianne McKeever

/s/ Jared L. Landaw	Director	March 25, 2010
Jared L. Landaw

/s/ Gregory T. Hradsky	Director	March 25, 2010
Gregory T. Hradsky

/s/ James A. Mitarotonda	Director	March 25, 2010
James A. Mitarotonda